Exhibit 99.07

HemCon
Medical Technologies Inc.

FOR IMMEDIATE RELEASE

Public Relations Contact:
David Chatham
Capstrat for HemCon Medical Technologies Inc.
919-882-1954
dchatham@capstrat.com

HemCon Medical Technologies Leverages Sangui Technology to Expand its Wound Care Product Line

PORTLAND, Ore. – May 28, 2008 – HemCon Medical Technologies Inc. today announced it will use Witten, Germany-based SanguiBioTech GmbH’s ChitoSkin technology platform to help further innovations in hemostatic bandages and wound care dressings for the acute care market.

Under the terms of the agreement, HemCon will leverage Sangui’s technology platform to enhance and expand its product offerings for surgical and wound care.  HemCon developed the chitosan-based hemostatic HemCon® Bandages and ChitoFlex® dressings that are used by military and medical first responders as well as health care professionals around the globe.

“We explored a wide variety of technology platforms to add to our new surgical and wound care offerings and feel that the Sangui chitosan platform offers great opportunities to enhance our solutions,” said John W. Morgan, president and CEO of HemCon.  “We’re committed to continuing our investment to develop new choices for medical professionals and consumers.  This agreement is an important step forward in realizing the full potential of chitosan-based products.”

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc.  Sangui BioTech International focuses on vascular and hemostasis products.  The firm specializes in developing oxygen-carrying agents to treat blocked arteries, anemia or acute blood loss through SanguiBioTech GmbH.

“We are proud to enter into an agreement with HemCon and offer our chitosan platform to help innovate new surgical and wound care products,” said Sangui Managing Director Hubertus Schmelz.  “There is definitely a demand for products that can adapt to specific medical needs, especially as it relates to wound care.”

HemCon retains exclusive worldwide market and distribution rights for products developed under this structured financial agreement.  HemCon will submit developed products for U.S. approvals to the FDA, while Sangui will prepare documentation for registration in the European Union.

About HemCon Medical Technologies Inc.
HemCon Medical Technologies Inc., founded in 2001, develops, manufactures and markets innovative products and technologies to improve patient care and control infection.  The flagship hemostatic HemCon dressings are used by military and civilian first responders as well as medical professionals in hospital, dental, and clinical settings where rapid control of bleeding is of critical importance.  In addition HemCon develops and licenses unique technology platforms and delivery systems for use in the cosmeceutical, wound care, and cardiovascular health markets.  Synpart, a wholly-owned, European subsidiary of HemCon is a leading designer and manufacturer of general oral care products.  HemCon corporate headquarters reside in Portland, Oregon with additional commercial operation in Ireland; England; Germany and the Czech Republic.  For more information, please visit www.hemcon.com.

About SanguiBioTech GmbH
SanguiBioTech GmbH is a wholly-owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).  Established in 1995, the company focuses on improving the oxygen supply to the human body.  The company has developed a range of products providing oxygen to the healthy as well as to the damaged skin and distributes medicosmetics as well as wound management products in Europe and other international markets.  One of its core technologies is the patented Chitoskin technology range, a unique and multi purpose chitosan based wound dressing family.